Exhibit 99.1

[James River Coal Company Letterhead]

February 13, 2006

Mr. Stephen E. Loukas
Pirate Capital LLC
200 Connecticut Avenue
Norwalk, CT 06854

Dear Mr. Loukas:

The Board of Directors and Management of James River Coal Company have always been and continue to be committed to enhancing shareholder value. The Company welcomes the perspective of its shareholders and is open to examining all potential value creating strategies.

Sincerely,

On behalf of the Board of Directors

Peter T. Socha